Spidex Technologies
P.O. Box 025207
#PTY 14675,
Miami, FL
 USA

September 29, 2009
Endeavor Explorations Inc.
980 Cooperage Way
Suite 601
Vancouver, British Columbia
Canada
V6B 0C3

Attention: Belkis Jimenez Rivero, President

Dear Ms. Jimenez Rivero:

Re:           Asset Acquisition Agreement – MDC GPS

This non-binding letter of intent sets out our understanding with respect to entering into a asset acquisition agreement (the “Agreement”) with Spidex Technologies (“Spidex”) and Endeavor Explorations Inc. (“Endeavor”) to acquire Spidex’s technology known as MDC GPS (the “Technology”).

We have represented to you that we are developing mobile data technology for smart phones and you have represented to us that you would like to acquire the Technology pursuant to the terms and conditions of a more formal agreement (the “Agreement”).

The terms and conditions of the Agreement will include, among others, the following:

(A)
the consideration for the asset acquisition will be 1,000,000 restricted shares of the common stock of Endeavor at a deemed price of $0.10 per share, which will be issued or transferred to Spidex within 30 days from execution of the Agreement;

(B)	Endeavor will advance Spidex US$5,000 within 10 days of the signing of this non-binding letter of intent;

(C)	Endeavor will engage Spidex to further develop and commercialize the Technology and will pay Spidex US$12,000 per month for a period of one year;

(D)
Endeavor will grant Spidex an unrestricted license to use and modify the Technology that will trigger in the case that Endeavor does not achieve sales at a reasonable commercial level within one year from the date that the Technology is ready for commercial sales; and

(E)	subject to approval of Spidex, which approval will not be unreasonably withheld, Endeavor will have the right to assign it’s entire interest in the Technology subject to the following provisions:

a.
if the assignment is for a combination of cash payment and royalties, Endeavor will be entitled to retain all cash payments and 50% of the royalty, provided that if the royalty being granted is less than 5% Spidex will be entitled to a minimum 2.5% royalty and Spidex will be entitled to the difference, if any;

b.
if the assignment is for cash consideration only, with no royalty payable, Endeavor will be entitled to retain the first US$150,000 of the cash consideration to be paid, with 70% of the balance of the cash consideration payable to Endeavor and the remaining 30% payable to Spidex.

Any refusal of approval by Spidex will not be considered reasonable if the transaction that is the subject of the refusal is in accordance with internationally accepted standards for the licensing of technology similar to the Technology.

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The parties agree forthwith upon execution of this letter to commence preparation of the Agreement that will be in a form acceptable to counsel for each of the parties and will be executed within 60 days of the date of this letter of intent.  Notwithstanding the non-binding nature of this letter Spidex agrees that it will be legally bound not to negotiate with any other party or offer or seek to negotiate an agreement with any other party during the aforesaid 60 day period.

Please sign where indicated below to indicate your concurrence with our understanding.

Yours truly,

Spidex Technologies

Per:  /s/ Greg Corcoran
Greg Corcoran,
Proprietor

Agreed,
Endeavor Explorations Inc.

Per:  /s/ Belkis Jimenez Rivero
Belkis Jimenez Rivero,
President

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